As filed with the Securities and Exchange Commission on April 13, 2017
Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-8
REGISTRATION STATEMENT
UNDER
 THE SECURITIES ACT OF 1933
___________________

Lakeland Financial Corporation
(Exact Name of Registrant as Specified in Its Charter)

Indiana (State or other jurisdiction of incorporation or organization)	35-1559596 (I.R.S. Employer Identification No.)

202 East Center Street, P.O. Box 1387
Warsaw, Indiana 64580
(574) 267-6144
(Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)
___________________

Lakeland Financial Corporation 2017 Equity Incentive Plan
(Full Title of the Plan)
___________________

David M. Findlay
Chief Executive Officer
202 East Center Street, P.O. Box 1387
Warsaw, Indiana 64580
(574) 267-6144
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copy to:
Robert M. Fleetwood, Esq.
Barack Ferrazzano Kirschbaum & Nagelberg LLP
200 West Madison Street, Suite 3900
Chicago, Illinois  60606
(312) 629-4329

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of "large accelerated filer," "accelerated filer" and "smaller reporting company" in Rule 12b-2 of the Securities Exchange Act. (Check one):
Large accelerated filer ☒	Accelerated filer ☐	Non-accelerated filer ☐	Smaller reporting company ☐
(Do not check if a smaller reporting company)

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be registered (1)	Proposed maximum offering price per share (2)	Proposed maximum aggregate offering price (2)	Amount of registration fee
Common Stock, no par value per share	1,000,000	$42.22	$42,220,000	$4,893.30

(1)
This Registration Statement on Form S-8 covers: (i) shares of common stock, no par value per share, of Lakeland Financial Corporation (the "Registrant") issuable pursuant to the Lakeland Financial Corporation 2017 Equity Incentive Plan (the "Plan"); and (ii) pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the "Securities Act"), any additional shares that become issuable under the Plan by reason of any future stock dividend, stock split or other similar transaction.

(2)
Estimated solely for purposes of calculating the registration fee in accordance with Rule 457(c) and Rule 457(h) of the Securities Act on the basis of $42.22, the average of the high and low sale prices of the Registrant's common stock as reported on the Nasdaq Global Select Market on April 6, 2017.

PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT
Item 3.                    Incorporation of Documents by Reference.

The following documents previously filed by the Registrant with the Securities and Exchange Commission (the "Commission") are incorporated herein by reference:
(a)	Annual Report on Form 10-K for the fiscal year ended December 31, 2016 filed on March 1, 2017;
(b)	Current Report on Form 8-K filed on March 27, 2017;
(c)	Current Report on From 8-K filed on April 12, 2017; and
(d)
The description of the Registrant's common stock contained in its Registration Statement on Form S-1 (File No. 333-162659) filed on October 26, 2009, including any amendments or reports filed for the purpose of updating such description.

Each document or report subsequently filed by the Registrant with the Commission pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act after the date of this Registration Statement, but prior to the filing of a post-effective amendment to this Registration Statement which indicates that all securities offered by this Registration Statement have been sold or which deregisters all such securities then remaining unsold, shall be deemed to be incorporated by reference into this Registration Statement from the date of filing of such document or report; provided, however, that documents or information deemed to have been furnished and not filed in accordance with the rules of the Commission shall not be deemed incorporated by reference in this Registration Statement.
Any statement contained in the documents incorporated, or deemed to be incorporated, by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement and the prospectus which is a part hereof to the extent that a statement contained herein or in any other subsequently filed document which also is, or is deemed to be, incorporated by reference herein modifies or supersedes such statement.  Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement or the prospectus which is a part hereof.

Item 4.                    Description of Securities.

Not applicable.

Item 5.                    Interests of Named Experts and Counsel.

Not applicable.

Item 6.                    Indemnification of Directors and Officers.

Lakeland Financial Corporation ("Lakeland") is an Indiana corporation. Lakeland's officers and directors are and will be indemnified under Indiana law and the Amended and Restated Articles of Incorporation and Amended and Restated Bylaws of Lakeland against certain liabilities.

Indiana Law. Chapter 37 of the Indiana Business Corporation Law (the "IBCL") requires a corporation, unless limited by its articles of incorporation, to indemnify a director or an officer of the corporation who is wholly successful, on the merits or otherwise, in the defense of any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative and whether formal or informal, to which the director was a party because the director is or was a director of the corporation against reasonable expenses incurred by the director in connection with the proceeding. Lakeland's Amended and Restated Articles of Incorporation do not contain any provision limiting such indemnification.

The IBCL also permits a corporation to indemnify an individual who is made a party to a proceeding because the person was a director against liability incurred in the proceeding if (i) the individual's conduct was in good faith; (ii) the individual reasonably believed (A) in the case of conduct in the individual's official capacity with the corporation that the conduct was in the corporation's best interests and (B) in all other cases that the individual's conduct was at least not opposed to the corporation's best interests; and (iii) in the case of a criminal proceeding, the individual either (A) had reasonable cause to believe the individual's conduct was lawful or (B) had no reasonable cause to believe the individual's conduct was unlawful. The IBCL also permits a corporation to pay for or reimburse the reasonable expenses of a director incurred before the final disposition of the proceeding if the director complies with certain procedures, and permits a court of competent jurisdiction to order a corporation to indemnify a director or officer if the court determines that the person is fairly and reasonably entitled to indemnification in view of all the relevant circumstances, whether or not the person met the standards for indemnification otherwise provided in the IBCL.

Articles of Incorporation and Bylaws Section 9 of Lakeland's Amended and Restated Articles of Incorporation provides as follows:

"Every person who is or was a director, officer or employee of this Corporation or of any other corporation for which he is or was serving in any capacity at the request of this Corporation shall be indemnified by this Corporation against any and all liability and expense that may be incurred by him in connection with or resulting from or arising out of any claim, action, suit or proceeding, provided that such person is wholly successful with respect thereto or acted in good faith in what he reasonably believed to be in or not opposed to the best interests of this Corporation or such other corporation, as the case may be, and, in addition, in any criminal action or proceeding in which he had no reasonable cause to believe that his conduct was unlawful. As used herein, "claim, action, suit or proceeding" shall include any claim, action, suit or proceeding (whether brought by or in the right of this Corporation or such other corporation or otherwise), civil, criminal, administrative or investigative, whether actual or threatened or in connection with an appeal relating thereto, in which a director, officer or employee of this Corporation may become involved, as a party or otherwise,

i.	by reason of his being or having been a director, officer or employee of this Corporation or such other corporation or arising out of his status as such or

ii.	by reason of any past or future action taken or not taken by him in any such capacity, whether or not he continues to be such at the time such liability or expense is incurred.

The terms "liability" and "expense" shall include, but shall not be limited to, attorneys' fees and disbursements, amounts of judgments, fines or penalties, and amounts paid in settlement by or on behalf of a director, officer or employee, but shall not in any event include any liability or expenses on account of profits realized by him in the purchase or sale of securities of the Corporation in violation of the law. The termination of any claim, action, suit or proceeding, by judgment, settlement (whether with or without court approval) or conviction or upon a plea of guilty or of nolo contendere, or its equivalent, shall not create a presumption that a director, officer or employee did not meet the standards of conduct as forth in this paragraph.

Any such director, officer or employee who has been wholly successful with respect to any such claim, action, suit or proceeding shall be entitled to indemnification as a matter of right. Except as provided in the preceding sentence, any indemnification hereunder shall be made only if (i) the Board of Directors acting by a quorum consisting of Directors who are not parties to or who have been wholly successful with respect to such claim, action, suit or proceeding shall find that the director, officer or employee has met the standards of conduct set forth in the preceding paragraph; or (ii) independent legal counsel shall deliver to the Corporation their written opinion that such director, officer or employee has met such standards of conduct.

If several claims, issues or matters of action are involved, any such person may be entitled to indemnification as to some matters even though he is not entitled as to other matters.

The Corporation may advance expenses to or, where appropriate, may at its expense undertake the defense of any such director, officer or employee upon receipt of an undertaking, in form and substance satisfactory to the Board of Directors, by or on behalf of such person to repay such expenses if it should ultimately be determined that he is not entitled to indemnification hereunder.

The provisions of this Section shall be applicable to claims, actions, suits or proceedings made or commenced after the adoption hereof, whether arising from acts or omissions to act during, before or after the adoption hereof.

The rights of indemnification provided hereunder shall be in addition to any rights to which any person concerned may otherwise be entitled by contract or as a matter of law and shall inure to the benefit of the heirs, executors and administrators of any such person.

The Corporation may purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the Corporation or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation against any liability asserted against him and incurred by him in any capacity or arising out of his status as such, whether or not the Corporation would have the power to indemnify him against such liability under the provisions of this Section or otherwise."

Lakeland's Amended and Restated Bylaws contain indemnification provisions to substantially the same effect as in the Amended and Restated Articles of Incorporation.
Liability Insurance. Lakeland has also purchased directors' and officers' liability insurance.
Item 7.                    Exemption from Registration Claimed.

Not applicable.

Item 8.                    Exhibits.

See Exhibit Index, which is incorporated herein by reference.

Item 9.                    Undertakings.

(a)	The undersigned Registrant hereby undertakes:
(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:
(i)	to include any prospectus required by Section 10(a)(3) of the Securities Act;
(ii)
to reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment hereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement.  Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

(iii)
to include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.
(2)
That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
(b)
The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)
Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.  In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Warsaw, State of Indiana, on this 13th day of April, 2017.
LAKELAND FINANCIAL CORPORATION
By: /s/ David M. Findlay
David M. Findlay
President and Chief Executive Officer

POWER OF ATTORNEY
Each person whose signature appears below hereby constitutes and appoints each of David M. Findlay and Lisa M. O'Neill his or her true and lawful attorney-in-fact and agent, acting alone, with full power of substitution and resubstitution, to sign on his or her behalf, individually and in each capacity stated below, all amendments and post-effective amendments to this Registration Statement on Form S-8 and to file the same, with all exhibits thereto and any other documents in connection therewith, with the Commission under the Securities Act, granting unto said attorneys-in-fact and agents full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully and to all intents and purposes as each might or could do in person, hereby ratifying and confirming each act that said attorneys-in-fact and agents may lawfully do or cause to be done by virtue thereof.
Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons in the capacities indicated below on April 13, 2017.

Signature	Title
/s/ David M. Findlay _______________________________________________ David M. Findlay	President and Chief Executive Officer, and Director (principal executive officer)
/s/ Lisa M. O'Neill _______________________________________________ Lisa M. O'Neill	Executive Vice President and Chief Financial Officer (principal financial officer)
/s/ Sarah J. Earls _______________________________________________ Sarah J. Earls	Senior Vice President and Controller (principal accounting officer)
/s/ Blake W. Augsburger _______________________________________________ Blake W. Augsburger	Director
/s/ Robert E. Bartels, Jr. _______________________________________________ Robert E. Bartels, Jr.	Director
/s/ Daniel F. Evans, Jr. _______________________________________________ Daniel F. Evans, Jr.	Director

Signature	Title
/s/ Thomas A. Hiatt _______________________________________________ Thomas A. Hiatt	Director
/s/ Michael L. Kubacki _______________________________________________ Michael L. Kubacki	Chairman and Director
/s/ Emily E. Pichon _______________________________________________ Emily E. Pichon	Director
/s/ Steven D. Ross _______________________________________________ Steven D. Ross	Director
/s/ Brian J. Smith _______________________________________________ Brian J. Smith	Director
/s/ Bradley J. Toothaker _______________________________________________ Bradley J. Toothaker	Director
/s/ Ronald D. Truex _______________________________________________ Ronald D. Truex	Director
/s/ M. Scott Welch _______________________________________________ M. Scott Welch	Director

EXHIBIT INDEX

Exhibit Number	Description
4.1	Amended and Restated Articles of Incorporation of Lakeland Financial Corporation (incorporated by reference to Exhibit 3.1 of Lakeland's Current Report on Form 8-K filed on March 2, 2009).
4.2
Amendment to Amended and Restated Articles of Incorporation of Lakeland Financial Corporation (incorporated by reference to Exhibit 3.2 to Lakeland's Annual Report on Form 10-K for the fiscal year ended December 31, 2012).

4.3	Amended and Restated Bylaws of Lakeland Financial Corporation (incorporated by reference to Exhibit 3.1 to Lakeland's Current Report on Form 8-K filed on December 5, 2011).
4.4	Form of Common Stock Certificate (incorporated by reference Exhibit 4.1 to Lakeland's Annual Report on Form 10-K for the fiscal year ended December 31, 2003).
4.4*	Lakeland Financial Corporation 2017 Equity Incentive Plan.
4.5*	Form of Lakeland Financial Corporation 2017 Equity Incentive Plan Restricted Stock Unit Award Agreement.
4.6*	Form of Lakeland Financial Corporation 2017 Equity Incentive Plan Restricted Stock Award Agreement.
4.7*	Form of Lakeland Financial Corporation 2017Equity Incentive Plan Incentive Stock Option Award Agreement.
4.8*	Form of Lakeland Financial Corporation 2017 Equity Incentive Plan Nonqualified Stock Option Award Agreement
5.1*	Opinion of Barack Ferrazzano Kirschbaum & Nagelberg LLP.
23.1*	Consent of Barack Ferrazzano Kirschbaum & Nagelberg LLP (included in Exhibit 5.1).
23.2*	Consent of Crowe Horwath LLP.
24.1*	Power of Attorney (included in the signature page hereto).

*	Filed herewith.